Exhibit 4-5

______________________________________________________________________________

ENERGY EAST CORPORATION

AND

JPMORGAN CHASE BANK
(formerly known as The Chase Manhattan Bank),

as Trustee

Fifth Supplemental Indenture

Dated as of April 8, 2002

To

Indenture

Dated as of August 31, 2000

______________________________________________________________________________

          FIFTH SUPPLEMENTAL INDENTURE, dated as of April 8, 2002 (this "Fifth Supplemental Indenture"), between ENERGY EAST CORPORATION, a corporation duly organized and existing under the laws of the State of New York (the "Company"), having its principal office at Albany, New York 12212-2904, and JPMORGAN CHASE BANK (formerly known as THE CHASE MANHATTAN BANK), a New York banking corporation, as Trustee (the "Trustee") under the Indenture dated as of August 31, 2000 between the Company and the Trustee (the "Original Indenture").

Recitals

          WHEREAS, the Company has executed and delivered the Original Indenture to the Trustee to provide for the issuance from time to time of its senior, unsecured debentures, notes or other evidences of indebtedness (the "Securities"), to be issued in one or more series as in the Original Indenture provided;

          WHEREAS, pursuant to the terms of the Original Indenture, the Company and the Trustee have entered into a Second Supplemental Indenture dated as of November 14, 2000 (the "Second Supplemental Indenture"), under which the Company issued $300,000,000 in aggregate principal amount of 7.75% Putable Asset Term Securities, Putable/Callable November 15, 2003 (the "7.75% PATS");

          WHEREAS, the Company and the Trustee now wish to amend and restate the 7.75% PATS by entering into a Fifth Supplemental Indenture, in accordance with Section 901 (10) of the Original Indenture, in order to cure an ambiguity which resulted from the unavailability of the 30-year Treasury Rate as a reference index for the 7.75% PATS;

          WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

ARTICLE ONE

TERMS OF THE 7.75% PATS

          Section 101.  Defined Terms. The followings terms used in the Second Supplemental Indenture and in the 7.75% PATS are hereby amended as follows:

          (i)  "Base Rate" means 6.58%.

          (ii)  "Dollar Price" means, for all the Securities of this series and as determined by the Calculation Agent, (1) the principal amount of the Securities of this series, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the Initial Coupon Reset Date, of the Remaining Scheduled Payments for such Securities of this series, discounted to the Initial Coupon Reset Date on a semi annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Swap Rate, over (B) the principal amount of the Securities of this series.

          (iii)  "Reference Swap Dealer" means each of up to five leading dealers of U.S. Dollar interest rate swaps to be selected by the Company, and agreed to by UBS Warburg LLC, if UBS AG is then the Callholder. One of the Reference Swap Dealers the Company selects will be UBS Warburg LLC, if UBS AG is then the Callholder.

          (iv)  "Reference Swap Dealer Quotations" means, with respect to each Reference Swap Dealer, the bid side 30 year U.S. Dollar swap rate such dealer would pay for thirty years on a semi-annual basis assuming a 360 day year comprised of twelve 30-day months in order to receive a Three Month Libor Rate over the same thirty years, payable quarterly and computed using the actual number of days in a 360 day year, as quoted in writing to the Calculation Agent by such Reference Swap Dealer, by 12:00 noon, New York City time, on the first Determination Date.

          (v)  "Swap Rate" means, for all the Securities of this series, with respect to the Initial Coupon Reset Date:

  the bid side 30 year U.S. Dollar swap rate (expressed as a percentage yield to maturity) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 19901" (or such other page as may replace "Telerate 19901");
  if such page (or any successor page) is not displayed or does not contain such bid side rate on such Determination Date, the average of the Reference Swap Dealer Quotations for such Determination Date, after excluding the highest and lowest such Reference Swap Dealer Quotations, or if the Calculation Agent obtains fewer than four such Reference Swap Dealer Quotations, the average of all such Reference Swap Dealer Quotations.

          (vi)  "Telerate Page 19901" means the display designated as "Telerate Page 19901" on Bridge Telerate, Inc. (or such other page as may replace "Telerate Page 19901" on such service) or such other service displaying the bid side yields for the Swap Rate, as may replace Bridge Telerate, Inc.

          (vii)  "Three Month Libor Rate" means the rate for deposits in U.S. dollars for a period of three months which appears on the Telerate Page 3750 (or any successor page).

          Section 102.  Deleted Terms. The following defined terms used in the Second Supplemental Indenture and in the 7.75% PATS are hereby deleted: "Comparable Treasury Issues," "Comparable Treasury Price," "Reference Treasury Dealer," "Reference Treasury Dealer Quotations," "Telerate Page 500" and "Treasury Rate."

ARTICLE TWO

SUNDRY PROVISIONS

          Section 201.  Definitions. Capitalized terms used herein but not defined in this Fifth Supplemental Indenture shall have the meanings ascribed to such terms in the Original Indenture, as supplemented.

          Section 202.  Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law except Section 5-1401 of the New York General Obligations Law.

          Section 203.  Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          Section 204.  Ratification. Except as expressly amended hereby, each provision of the Original Indenture, as supplemented, and each Security shall remain in full force and effect and, as amended hereby, and the Original Indenture, as supplemented, and the Securities are in all respects agreed to, ratified and confirmed by the parties hereto.

          Section 205.  Trustee not responsible for recitals. The recitals contained in this Fifth Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Fifth Supplemental Indenture.

          Section 206.  Notation on 7.75% PATS. All 7.75% PATS shall bear the following notation, which may be stamped or imprinted thereon: "In accordance with the Fifth Supplemental Indenture dated as of April 8, 2002, and as a result of the unavailability of the 30-year Treasury Rate as a reference index for the 7.75% PATS, the terms of the 7.75% PATS were amended." The Company shall arrange for, and pay all expenses related to, such notation.

          In Witness Whereof, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

ENERGY EAST CORPORATION
By: /s/Robert Kump Name: Robert Kump Title: Vice President, Secretary & Treasurer

JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), as Trustee
By: /s/Carol Ng Name: Carol Ng Title: Vice President

Consented to:

UBS AG, London Branch,
as Callholder

By:  /s/Timothy Steele
      Name: Timothy Steele
      Title: Executive Director

By:  /s/Lisa Roitman
      Name: Lisa Roitman
      Title: Director and Counsel
             Region Americas Legal
             Fixed Income Section

UBS Warburg LLC,
as Calculation Agent

By:  /s/Jonathan Shiff
      Name: Jonathan Shiff
      Title: Director

By:  /s/Michael Davidson
      Name: Michael Davidson
      Title: Director